CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated February 13, 2013 on Appreciation Portfolio, Opportunistic Small Cap Portfolio, Growth and Income Portfolio, International Equity Portfolio, International Value Portfolio, Money Market Portfolio and Quality Bond Portfolio for the fiscal year ended December 31, 2012 which are incorporated by reference in this Registration Statement Form N-1A Nos. 33-13690 and 811-5125) of Dreyfus Variable Investment Fund.

                                                                                                ERNST & YOUNG LLP

New York, New York

April 12, 2013